Exhibit 99.1

NEWS RELEASE
Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Apr. 16, 2012)

BAKER APPOINTS DAVID L. DENINNO TO BOARD OF DIRECTORS

PITTSBURGH – Michael Baker Corporation (NYSE Amex:BKR) announced today that David L. DeNinno has joined its Board of Directors, effective April 13. The addition of DeNinno brings the total number of members on the Baker board to 10.

Since February 2012, DeNinno has been Senior Vice President, General Counsel and Secretary at Wabtec Corporation. Previously, he served as a partner at K&L Gates LLP, and prior to that served as a partner at Reed Smith LLP. Additionally, he served as one of Baker’s principal outside legal advisors for over 20 years. In total, DeNinno has more than 30 years of experience as a strategic advisor, business counselor and lawyer to businesses of similar scope and size as Baker.

Born in Pittsburgh, DeNinno holds a Bachelor of Arts from the University of Virginia, and received his Juris Doctorate in 1981 from George Washington University.

“We are pleased to welcome David to our Board,” Richard L. Shaw, chairman of the Board, said. “He is very familiar with Baker’s business, operations and personnel, and we believe that his experience in regulatory compliance, financing matters and risk management will enable him to be a valuable contributor to our Board deliberations.”

Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, oil & gas, rail & transit, telecommunications & utilities, transportation, urban development and water. With more than 3,000 employees in nearly 100 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.

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